UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2025

CB FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Commission file number: 001-36706

Pennsylvania	51-0534721
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 N. Market Street,	Carmichaels,	PA	15320
(Address of principal executive offices)			(Zip code)

(724)	966-5041
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common stock, par value $0.4167 per share	CBFV	The Nasdaq Stock Market, LLC
(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 13(a) of the Exchange
Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 4, 2025, Jamie L. Prah voluntarily resigned as Executive Vice President and Chief Financial Officer of CB Financial Services, Inc. (the “Company”) and its subsidiary bank, Community Bank (the “Bank”).
In connection with Mr. Prah’s resignation, the Company, the Bank and Mr. Prah entered into a Separation and Release Agreement dated February 4, 2025 (the “Separation Agreement”), under which the Bank will pay to Mr. Prah a gross cash amount of $558,413.75, payable in two installments. The first installment of $284,856.50 will be paid following the expiration of the revocation period provided for in the Separation Agreement and the second installment of $273,557.25 will be paid on the first payroll date of 2026. Mr. Prah will also fully vest in any unvested shares of restricted stock. To the extent not paid prior to the revocation period provided for in the Separation Agreement, the Bank will also pay Mr. Prah the $34,365.51 bonus earned for 2024. The Bank will also provide Mr. Prah with $400,000 of life insurance coverage until May 1, 2027. The non-solicitation obligations contained in Mr. Prah’s employment agreement continue following his resignation of employment. The foregoing summary is qualified in its entirety by the full text of the Separation Agreement, which is filed as an exhibit hereto and incorporated herein by reference.
On February 4, 2025, the Company and the Bank appointed Amanda Engles to serve as Chief Financial Officer on an interim basis. Ms. Engles (age 46) joined the Bank in March 2023 and served as Senior Vice President – Director of Accounting until her appointment as Chief Financial Officer. She served as Senior Vice President and Chief Financial Officer of Emclaire Financial Corp, the former holding company of The Farmers National Bank of Emlenton, from July 2017 until joining the Bank. There are no family relationships between Ms. Engles and any director or executive officer of the Company and/or the Bank.
Item 7.01.    Regulation FD Disclosures.
The Company and the Bank announced internally a reduction in force involving seven employees, or approximately 5% of the workforce. Substantially all the affected employees have left employment.
In connection with the reduction in force and Mr. Prah’s resignation, the Company estimates that it will incur one-time, pre-tax charges of approximately $1.0 million, primarily consisting of employee severance and benefit costs, in the first quarter of 2025. This estimate is subject to certain assumptions and the actual charges may differ.
The reduction in force was based on a broad review of the Company’s operations and is intended to reduce operating expenses and more effectively align resources to execute the Company’s long-term strategic plan. In addition to the personnel changes, the Company has made strategic operational changes involving property management, recruitment and other activities. These additional operational changes are estimated to result in annual, pre-tax cost savings of approximately $1.5 million. This estimate is subject to certain assumptions and the actual cost savings may differ.
Item 9.01.    Financial Statements and Exhibits.
d.Exhibits
10.1    Separation and Release Agreement by and among CB Financial Services, Inc., Community Bank and Jamie L. Prah, dated February 4, 2025
101    Cover Page Interactive Data File (embedded in Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB FINANCIAL SERVICES, INC.

Date: February 5, 2025	By:	/s/ John H. Montgomery
John H. Montgomery
President and Chief Executive Officer

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